VINTAGE MUTUAL FUNDS, INC.

                                 CODE OF ETHICS


I.       Legal Requirements

A. Rule 17j-1(a) under the Investment Company Act of 1940 (the "Act") makes it unlawful for any affiliated person of Vintage Mutual Funds, Inc. ("Funds"), the Funds' investment adviser, or the Funds' principal underwriter in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by any investment portfolio of the Funds;

1.   To employ any device, scheme, or artifice to defraud the Funds;

2. To make to the Funds any untrue statement of material fact or omit to state to the Funds a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

3. To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Funds; or

4.   To engage in any manipulative practice with respect to the Funds.

A security is "held or to be acquired" if within the most recent 15 days it (i) is or has been held by the Funds, or (ii) is being or has been considered by the Funds or its investment adviser for purchase by the Funds. A purchase or sale includes the writing of an option to purchase or sell.

B. Amendments to Rule 17j-1 of the Act dated August 20, 1999, effective October 29, 1999 and phased in beginning March 1, 2000 are as follows:

1. The Funds' board of directors must approve the Funds' code of ethics as well as the codes of any investment adviser or principal underwriter to the Funds.

2. The board must review annual reports from the Funds and any investment adviser or principal underwriter to the funds regarding problems that have arisen under the codes during the past year.

3. The Funds' personnel must provide an initial report of their securities holdings to their employers when they become access persons and annual reports thereafter.

4. Portfolio managers and others who participate in the Funds' investment decisions must obtain advance approval for an investment in an initial public offering or private placement.

5. The Funds' must disclose in its registration statement the Funds' policy on employees' personal investment activities, as well as the policies of any investment adviser or principal underwriter to the Funds.

6. The Funds' must also disclose in its registration statement a copy of the Funds' code of ethics, and the codes of any investment adviser or principal underwriter to the Funds.

II.      Group Policy

A. It is the policy of the Funds that no "access person"1 of the Funds shall engage in any act, practice or course or conduct that would violate the provisions of Rule 17j-1(a) as previously set forth.

B. It is the policy of the Funds that no "access person" shall engage in any of the following practices (provided, however, that access persons who are affiliated persons of an investment adviser or principal underwriter to the Funds shall not be subject to these prohibitions since such persons are subject to the Code of Ethics of either the investment adviser or the principal underwriter):

(a) Purchasing or selling, for his or her own account, a security on a day on which a Fund has, to the actual knowledge of such access person, a pending buy or sell order in that same security;

(b) Serve as a director of any public company without disclosing such fact to the President of the Funds.

III. Procedures

A. In order to provide the Funds with information to enable it to determine with reasonable assurance whether the provisions of Rule 17j-1(a) are being observed by its access persons:

1) Each access person of the Funds, other than a director who is not an "interested person" (as defined in the Act), shall submit reports as described in Exhibit A ("Securities Transactions Reporting Process") to the Funds' Secretary, who is IMG's Compliance Officer, showing all transactions in "reportable securities" (as hereinafter defined) in which the person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership2. Such reports shall be filed no later than 10 days after the end of each calendar quarter, but need not show transactions over which such person had no direct or indirect influence or control.

Notwithstanding the foregoing, any access person who is an officer, director or employee or other affiliated person of an investment adviser or the principal underwriter of the Funds, shall submit reports in accordance with such adviser's or such underwriter's Code of Ethics, as the case may be, and not this Code.

2) Each director who is not an "interested person" of the Funds shall complete the same quarterly reporting process as required under paragraph (a), but only for a transaction in a reportable security where such director knew at the time of the transaction of, in the ordinary course of fulfilling official duties as a director, should have known that during the 15-day period immediately preceding or after the date of the transaction, such security is or was purchased or sold, or considered for purchase or sale, by the Funds. No report is required if the director had no direct influence or control over the transaction.

B. In light of the present investment objectives and policies of the respective Funds, the Funds do not believe that personal transactions by its access persons in any securities other than securities which the Funds are permitted to purchase would be prohibited by Rule 17j-1(a). Accordingly, for purposes of subparagraphs (a) and (b) above, a "reportable security" includes only securities which the Funds would be permitted to acquire under its investment objectives and policies set forth in its then current prospectus under the Securities Act of 1933, and does not include securities issued or guaranteed by the United States Government, its agencies or instrumentalities, bankers' acceptances, bank certificates of deposit, and commercial paper, and shares of registered open-end investment companies. In the event the aforementioned investment objectives and policies change in the future, the Board would reconsider the scope of this reporting requirement in light of such change and Rule 17j-1.

1. The Funds' Secretary shall notify each "access person" of the Funds who may be required to make reports pursuant to this Code that such person is subject to this reporting requirement and shall deliver a copy of this Code to each such person.

2.   The Funds' Secretary shall report to the Board of Directors:

(a)  at the next  meeting  following  the  receipt of any  completed  Securities
     Transaction Reporting Process information with respect to each reported transaction in a security which was held or acquired by a Fund within 15 days before or after the date of the reported transaction or at a time when, to the knowledge of the Funds' Secretary, a Fund, or the respective investment adviser of a Fund, was considering the purchase or sale of such security;

(b) with respect to any transaction not required to be reported to the Board by the operation of subparagraph (a) that the Funds' Secretary believes nonetheless may evidence a violation of this Code; and

(c)  any apparent violation of the reporting requirement.

3. The Funds' Secretary shall submit to the Board of Directors of the Funds no less frequently than annually a written report, Quarterly Investment Compliance Report (Exhibit B), which:

a. Describes any issues arising under the code of ethics or procedures since the last report to the Board of Directors, including, but not ,limited to, information about material violations of the code or procedures and sanctions imposed in response to the material violations; and

b. Certifies that the Funds have adopted procedures reasonably necessary to prevent Access Persons from violation of the code of ethics.

4. The Board shall consider reports made to it hereunder and shall determine whether the policies established in Section B above have been violated, and what sanctions, if any, should be imposed. The Board shall review the operation of this policy at least once a year.

5. This Code, a copy of each completed Securities Transaction Reporting Process by an access person and lists of all persons required to make reports shall be preserved with the Funds' records for the period required by Rule 17j-1.
                                                                       EXHIBIT A

                           Vintage Mutual Funds, Inc.

                 SECURITIES TRANSACTION REPORTING PROCESS FORMAT

The Compliance Officer will prepare an email detailing the transactions for the period for each person required to report securities transactions. This email will be sent to the reporting person on some business day prior to the tenth day after each quarter end. The reporting person is required to respond via email to the Compliance Officer by or on the tenth business day of the month following quarter-end. The format for the report will be similar to the following:

Date  Quantity          Name of       Purchase or      Name of
     of Security       Security         Sale         Broker, Dealer or Bank
--------------------------------------------------------------------------------


This report excludes (i) transactions in U.S. government securities, bankers' acceptance, bank certificates of deposit, commercial paper and shares of registered open-end investment companies; (ii) transactions effected for any account over which such person does not have any direct or indirect influence or control; (iii) transactions in securities which the Funds are not eligible to purchase or sell; (iv) transactions which are non-volitional on the part of the Access Person of the Fund; (v) transactions effected pursuant to any automatic dividend reinvestment plan or payroll deduction plan or other similar automatic investment program; or (iv) transactions effected involving the purchase and sale of AMCORE Financial, Inc. stock. All other securities transactions must be reported. This report is not an admission that I have or had any direct or indirect beneficial ownership in the securities listed. Security transaction report must be transmitted by or on the 10th of the month following quarter-end.

                          PRE-CLEARANCE PROCESS FORMAT

The individual requesting approval to proceed with a trade will email the Compliance Officer with the details of the transaction (quantity, issue, and purchase/sale). The Compliance Officer will contact the Equity Trader and the appropriate Fund managers via email to pre-clear the transaction in a certain time frame (a minimum of two hours). The Compliance Officer will communicate to the individual via email whether to proceed with the transaction.

                                                                       EXHIBIT B

                           VINTAGE MUTUAL FUNDS, INC.
                     QUARTERLY INVESTMENT COMPLIANCE REPORT

     The undersigned hereby certifies to the Board of Directors of the Funds as follows:

1. I am not aware of any financial, legal or other difficulties with any of our investments since the last report.

2. I am not aware of any securities failed to be delivered since the last report.

3.   I am not aware of any lending of Fund securities since the last report.

4. The Funds have not purchased any securities from affiliated underwriting syndicates since the last report. Rule 10f-3 requires that the directors adopt special procedures before making purchases of this type.

5. I am not aware of any purchases of securities by the Funds from any affiliated person, or affiliate of an affiliated person, acting as principal.

6. The Funds have not purchased any securities through an affiliated broker, as agent, since the last report. Rule 17e-1 requires that special procedures are adopted by the directors before purchases or sales can be made through an affiliated broker.

7. The Funds have qualified under Subchapter M of Chapter 1 of the Internal Revenue Code of 1986, as amended, as a "regulated investment company". The Funds derive at least 90% of its gross income from dividends, interest and gains from the sale of securities; invests in securities within certain statutory limits; and has distributed or will distribute sufficient amounts of ordinary income and capital gains to avoid income tax and the 4% excise tax.

8. The Funds have not exceeded the Investment Restrictions set forth in its prospectus.


     I affirm that I have reviewed all the investment transactions made by the Funds since the last report and find that they comply with the investment objectives and restrictions of the Funds. I certify that the Fund and IMG have adopted procedures reasonably necessary to prevent Access Persons from violation of the codes of ethics. I certify that no violations of the personal securities transactions reporting process were detected.

Date                                                    Mary Dotterer

--------

1 An "access person" is 1) any officer or director of the Funds, and each employee (if any) of the Funds who, in connection with his regular functions or duties, makes, participates in, or obtains information about the purchase or sale of a security by the Funds or whose functions or duties relate to the making of any recommendations regarding the purchases or sales by the funds, and 2) any person in a control relationship to the Funds.

2 "Beneficial ownership" of a security is determined in the same manner as it would be for the purposes of Section 16 of the Securities Exchange Act of 1934, except that such determination should apply to all securities.
     Generally, a person should consider himself the beneficial owner of securities held by his spouse, his minor children, a relative who shares his home, or other persons if by reason of any contract, understanding, relationship, agreement or other arrangement, he obtains from such securities benefits substantially equivalent to those of ownership. He should also consider himself the beneficial owner of securities if he can vest or revest title to himself now or in the future.